THIS SHAREHOLDERS DEED is made on                     2006

BETWEEN:	NATHAN JOHN STEWART
Of Level 1, 1 Queens Road, Melbourne Victoria 3004 Australia
("Nathan")

AND:	FUTURE NOW INC
of 2401, East 23rd Street, Brooklyn New York 112 35 USA
("FutureNow")

AND:	ALKEMI INTERNATIONAL PTY LTD
ACN 091 104 997
Of Level 1, 1 Queens Road, Melbourne Victoria 3004 Australia
("Company")

INTRODUCTION

A.	Nathan is the sole Shareholder of the Company.

B.

C.	FutureNow is the licensor to the Company of certain CAS ‘Persuasion Architecture’ and ‘Persuasion Scenario Analysis’ intellectual property.

D.
The commercial relationship between FutureNow and the Company has matured to the extent that all parties hereto are in agreement that the commercial synergies between FutureNow and the Company require a closer legal relationship.

E.	Negotiations between the parties have reached the point where the parties hereto have entered into a Heads of Agreement to consummate this relationship.

F.
This Deed has been entered into in pursuance of the above and for the purpose of more fully defining the future relationship of Nathan and FutureNow as shareholders (in the event that FutureNow becomes a shareholder in the Company) in both the Company and the operations of the business conducted by the Company.

G.
In terms of the Heads of Agreement, the parties thereto have also agreed that prior to the commencement of this Deed, the authorised and issued share capital in the Company will be increased to 959,3000 ordinary shares and that for purposes hereof, this shareholding in the Company is to be valued at Nine Hundred and Fifty Nine Thousand Three Hundred Australian Dollars (AUD $959,300).

H.	FutureNow has expressed an intention to acquire up to fifteen per centum (15%) of the Company’s share capital by way of an additional share issue.

I.
In pursuance of that intention, the Company will at commencement of this Deed, authorise the issue of 159,897 additional ordinary shares in the Company, and the Company will grant to FutureNow a Call Option, expiring on 30 June 2011, to acquire those shares at a strike price of $1.00 per share.

B.
In the event that FutureNow exercises the Call Option to take up the additional share issue (or any part thereof), then Nathan and FutureNow have agreed that the terms of this Deed shall immediately come into effect

IT IS THEREFORE AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Deed and the Introduction, unless the context indicates a contrary intention, the following words and phrases shall have the following meanings:

"Annual Budget and Business Plan": the Annual Budget and Business Plan of the Company prepared by 31 May each year and approved by the Board pursuant to clause 4.5(a);

"Assets": the assets of the Company;

"Board": the board of Directors of the Company;

"Business": the business carried on by the Company and includes the generation of traffic by way of online marketing, conversion enhancement to turn web visitors into sales and/or enquiries, performance tracking and enhancement and training and consulting;

"Commencement Date": the date of that FutureNow acquires a shareholding in the Company;

"Confidential Information": includes all of the intellectual property owned by or licensed to the Company, the terms of this Deed and all or any of the other information concerning the Business, including but not limited to intellectual property rights, information about suppliers, customers, employees, systems, research, concepts, marketing plans and strategies, which is not at the time of such disclosure in the public domain;

"Constitution": the Constitution of the Company from time to time;

"Corporations Act": the Corporations Act 2001 (Cth);

"Director": a Person who holds such office;

"Dollars” :means Australian Dollars;

Event": an event set out in clause 12;

"Intellectual Property": all technology, patents, trademarks, trade names, licences, copyrights, registered designs, software and other computer programs, inventions, trade secrets, proprietary processes, recipes, know-how, ideas, concepts, client lists and marketing and commercial knowledge relating to or developed in connection with or in support of the Business or developed, owned, licensed or enhanced by any of the parties;

"Item": an Item of Schedule 1;

"member": a registered holder of Shares;

"Month": a calendar month;

"Option Notice": a written notice for the purposes of clause 1.1(b) of the Schedule 2 which is to contain notice of intention to acquire such of the Sale Shares at the purchase price determined in accordance with clause 1.1(f) of the Schedule 2;

"Party": a party to this Deed its successors and assigns as permitted by this Deed;

"Person": an individual or a corporation partnership limited liability company trust or any other entity or organisation;

"Principal": in respect to a Shareholder, the person, being a natural person, who has the ultimate beneficial interest in and control of the shares held by the relevant Shareholder which is a corporation and as at the Commencement Date is the person whose name appears alongside the name of a Shareholder in Item 2;

"Related Body Corporate" has the meaning given to it by section 9 of the Corporations Act;

"Sale Shares": where a Transfer Notice has been issued the number of Shares mentioned in the Transfer Notice and where an Event occurs then all the Transferring Shareholder's Shares;

"Shareholder": a registered holder of Shares;

"Shares": shares issued in the capital of the Company;

"Special Condition": a special condition set out in Item 3;

"Special Resolution": a resolution passed at a duly convened meeting of the Directors or members, as the case may be, entitled to be present and to vote at that meeting where two thirds or more of the votes cast in person or by proxy are in favour of the resolution;

"Transfer Notice": a written notice to the Company from a Shareholder who wants to sell or transfer all or any of its Shares and in the case of the occurrence of an Event the notice given by the Company in accordance with clause 1.1(B) of Schedule 2;

"Transferring Shareholder": a person referred and defined in clauses 11, 12 and Schedule 2; and

"Valuer" means a person or firm independent of the parties with at least 10 years experience in business and company valuations appointed by the President for the time being of the Institute of Chartered Accountants in Australia (Victorian Branch).

1.2	In the interpretation of this Deed and the Schedules, unless the context otherwise requires:

(a)
words importing the singular shall include the plural and vice versa, words importing reference to any gender shall include all other genders, words importing persons shall include a reference to a corporation and other legal entities and vice versa;

(b)	paragraph headings are for convenience only and shall not form part of this Deed nor affect its construction;

(c)	where a word or phrase is given a particular meaning other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(d)
a reference to any Act of Parliament or code or section thereof or Schedule hereto shall be read as if the words "or any statutory modification or re-enactment thereof or substitution therefore" were added to the reference;

(e)	a reference to any clause, paragraph, Appendix or Schedule is, unless the context otherwise requires, a reference to a clause, paragraph, appendix or Schedule of this Deed;

(f)	references to any Party to this Deed or any other document or Deed shall include his or its personal representatives, successors or permitted assigns;

(g)	references to $ or dollar are references to the currency of the Commonwealth of Australia;

(h)	a reference to this Deed includes any variation novation or replacement;

(i)
if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day and a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later; and

(j)
reference to a Party using its best endeavours, reasonable endeavours, best effort or reasonable effort to procure any consent or assignment or other act, matter or thing shall not of itself require that Party to give any consideration whatsoever for such consent, assignment, act, matter or thing.

1.3
Where the date for performance by a Party of an obligation falls on a Saturday, Sunday, public holiday or day on which banks are closed for business in Melbourne, that date shall be extended to the next date on which banks are open for business in Melbourne (referred to as a "business day").

2.	COMMENCEMENT AND SHAREHOLDER COMMITMENT

2.1	This Shareholders Deed begins on the Commencement Date and therefore all rights, agreements and obligations contained in this Shareholders Deed are effective from the Commencement Date and not before.

2.2	The Shareholders shall procure their respective representatives on the Board to:

(a)	work as a team to secure appropriate funding for the Business;

(b)	utilise their respective knowledge and skills to assist the Company achieve its objectives.

3.	THE CONSTITUTION

On and from the Commencement Date, the Shareholders shall ensure that the Constitution is not amended in any way which is contrary or inconsistent with the provisions of this Deed unless the proposed amendment or amendments are unanimously agreed by the Shareholders.

4.	THE COMPANY

4.1	Object and Purpose

The object and purpose of the Company is:

(a)	to generate traffic by way of online marketing, conversion enhancement to turn web visitors into sales and/or enquiries, performance tracking and enhancement and training and consulting;

(b)	to market and promote the Business according to the marketing strategy and activities plan as approved by the Board from time to time;

(c)	maximise the profits of the Company; and

(d)	generally to carry out any activity ancillary to the foregoing.

4.2	Directors of Company, Meetings

The Shareholders and the Company agree that:

(a)
until and unless otherwise unanimously agreed by the Shareholders, the number of Directors of the Company shall be two. Those Directors will be appointed in accordance with the Constitution and the provisions of this Deed;

(b)	a Shareholder shall be entitled to appoint one Director to the Board of the Company to represent its interests notwithstanding that it holds less than 10% of all the Shares on issue;

(c)
the power to appoint a Director shall carry with it the power to remove that Director from office, and to appoint any other person to be a Director in place of an appointed Director who dies, resigns, is removed or otherwise vacates his office;

(d)
any appointment or removal of a Director of the Company shall be in writing served upon the Company and signed by the person entitled to so appoint or remove such Director or by his duly authorised agent, attorney or representative, and shall become effective upon delivery of such written instrument to the registered office of the Company;

(e)
a quorum at a meeting of the Board of the Company shall consist of two Directors PROVIDED THAT if a quorum is not achieved within half an hour of the time fixed for the meeting by the notice given for it, such meeting shall be adjourned for at least seventy-two (72) hours and the unrepresented parties shall immediately be notified by facsimile of the adjournment;

(f)
a quorum for a meeting of the members of the Company shall consist of two shareholders holding in aggregate at least 51% of the Shares present in person or by proxy or by representative provided that in the event that a quorum is not achieved within half an hour of the time fixed for the meeting by the notice given for it, such meeting shall be adjourned for at least seventy-two (72) hours and the unrepresented party shall immediately be notified by facsimile of such adjournment, at the adjourned meeting the quorum shall be any one shareholder holding not less than 51% of the shares;

(g)
a meeting of the Board or a meeting of the members may be called or held using any technology consented to by all Directors (in the case of a Board meeting) and by all members (in the case of a members meeting); the consent may be a standing one;

(h)	(i)	decisions of the Board and the members shall be made by simple majority vote, unless otherwise stated in this Deed;

(ii)	each Director present at a meeting of the Board shall be entitled to one vote for each Share held by the Shareholder he or she represents;

(i)	the Board shall endeavour to meet each month but in any event will meet at least once each quarter year;

(j)
subject to the Corporations Act or the consents referred to in clause 4.2(g), notice of all meetings of the Board, and members shall be communicated in writing by letter, receipted email or facsimile at least 7 days prior to the meeting;

(k)
a Shareholder may nominate an alternative representative to the Board of the Company and remove any representative or alternate so appointed,. A nominated replacement representative to the Board shall be made by notice in writing to the Company delivered to its registered office;

(l)
minutes recording the resolution of the Board of the Company or a resolution of the members shall be signed by the Chairman of the meeting and copies of such minutes shall be circulated to each Shareholder within seven days of the holding of all such meetings; and

(m)
a director appointed by a Shareholder may take into account the interests of that Director’s appointor and may act on the wishes of that appointor in performing any of his or her duties or exercising any right, power or discretion as a director except to the extent prohibited by law or where no honest and reasonable director could have formed the view that, in doing so, the Director was acting in good faith in the best interests of the Company as a whole.

4.3	Chairman

(a)	The office of Chairman of the Board ("Chairman") shall be selected by and from the Board.

(b)
The Chairman shall be responsible for convening all meetings of the Board required or permitted in accordance with this Deed or the Constitution, or upon the request in writing of any member of the Board or upon a request in writing by either Shareholder.

(c)	The Chairman, with the assistance of the secretary, shall fix the agenda for each meeting of the Board and shall include thereon all matters requested by any member of the Board.

(d)
The Chairman, or in his or her absence another member of the Board designated by the Chairman, shall be the presiding officer at all meetings of the Board and shall attempt to negotiate compromises among directors when unanimity cannot be reached on a matter properly before the Board.

(e)	The Chairman shall have a casting vote.

4.4	Matters requiring Special Resolution

The following activities, matters and decisions shall only be done or made by Special Resolution of the Board:

(a)	contracts or commitments entered into other than in the ordinary course of business or other than in the ordinary course of commercial dealings in good faith;

(b)	contracts or arrangements to be entered into between the Company and a Shareholder or any entity or person associated with a Shareholder;

(c)
the employment or termination of a chief executive officer, chief financial officer or personnel in other senior management positions within the Company, including approval of job descriptions and remuneration package and severance payments;

(d)	the sale or other disposal of the Business or a substantial part of the Assets of the Company;

(e)	a material change in the nature of the Business; and

(f)	the increase or decrease in Shares on issue or any amendments to the rights or classification of any Shares.

4.5	Action by the Board

The Company shall not implement or otherwise act with respect to any of the following matters unless such matters have been approved by action of the Board:

(a)
adoption of the Annual Budget and Business Plan for any year, provided that if the Annual Budget and Business Plan prepared by 31 May for any year is not approved, it shall be modified as directed by the Board and resubmitted for such approval;

(b)	approval of Contracts and proposals which may pose significant risk to the Company or which are outside the normal course of business;

(c)	approval of amendments to proposals and Contracts which either exceed + or - 10% of the proposal/Contract value or have a significant Contract impact;

(d)	incurrence (including by guarantee or assumption) of any indebtedness (including the opening of lines of credit or borrowing) that is not included in the Annual Budget and Business Plan;

(e)	any commitment or expenditure by the Company not covered by the Annual Budget and Business Plan that exceeds $5,000.00;

(f)	acquisition or disposal of any real estate;

(g)
negotiation or arrangement or documentation or entry into any lending or borrowing transaction, including (but not limited to) finance leases, securities, loans, mortgages, overdrafts of any kind or bank guarantees;

(h)
actual expenditure or a commitment to spend capital expenditure which is not covered by either an Approved Budget or contract deliverable or which is more than $5,000.00 per item or group of related items (including items proposed to be leases where the total exceeds $5,000.00);

(i)	any contracting arrangements or business that are not included in the then current, approved Annual Budget and Business Plan that exceed $5,000.00 per annum;

(j)
the initiation (whether through complaint, counter claim or otherwise), compromise or settlement of, or the taking of any material decision concerning, any legal, judicial, administrative or arbitration proceeding to which the Company is or may become a party; and

(k)	approval of the marketing strategy and activities plan and budget.

4.6	Delegation

The Board by ordinary resolution may delegate the right to take or approve any action with respect to the matters listed in clause 4.5(a) to any Person.

5.	SHAREHOLDER EQUITY

5.1	As at the date of this Deed, the Shareholders hold the following Shares:

Shareholder	No. of Shares
Nathan	2 (100%)
FutureNow	Nil (0%)

At the date of commencement of this Deed, the Shareholders will hold the following shares

Shareholder	No. of Shares
Nathan	959,300 (100%)

FutureNow	At least 1 share, but with Call Options to bring its total shareholding in the Company to 159,878 shares

5.2
The parties agree that Future Now will, during the period of five (5) years, commencing on the Commencement Date, have the right to increase its equity in the Company from one (1) share to fifteen (15) percent of the authorised shares in the Company, by applying for the allotment of 159,878 additional Shares. The issue price of each such additional Shares shall be One Dollar ($1.00) per share.

6.	THE BANK, COMPANY BOOKS AND INSPECTION OF RECORDS

6.1	Bank Account

(a)
The principal bank account of the Company shall be at such bank as may from time to time be determined by the Board. All income derived by the Company shall be deposited forthwith in the relevant bank account.

(b)	The bank accounts shall be capable of being operated by nominee signatories of two Directors of the Company.

(c)	The bank accounts shall be available to meet all costs, expenses and disbursements incurred by the Company.

6.2	Audit

Unless unanimously agreed by the Board, the annual financial statements of the Company shall not be audited.

6.3	Examination of books

Any Shareholder may arrange for accountants to peruse and examine all accounting and financial records of the Company at its expense. Shareholders shall have reasonable access with its agents to examine and copy the books, records, papers, letters and documents of the Company however in exercising these rights the Shareholders shall act in a fiduciary capacity to the Company.

7.	FINANCIAL PROVISIONS

7.1	Annual Account

Within ninety (90) business days of each financial year the Company's accountants shall establish the accounts for the preceding year and submit them to the Board for review following which the annual accounts shall be submitted to the Shareholders for approval in a timely manner.

7.2	Annual Budget and Business Plan

At least two months before the end of each financial year the Annual Budget (which is to include cashflows) and Business Plan for the subsequent year shall be submitted by the nominated person to the Board for approval. The Annual Budget and Business Plan shall provide for a contingency line in a fixed amount to cover any unexpected commitment or expenditure that may arise during the financial year. The Annual Budget and Business Plan shall specifically provide for the financial means required for the operation of the Company.

7.3	Financial Year

The financial year of the Company shall run from 1 July to 30 June.

7.4	Books, Records and Financial Statements

(a)
The Company shall maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expense incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles in Australia consistently applied.

(b)
The Company's books of accounts, together with a copy of this Deed and of the Constitution and all records and correspondence of the Company (except for data the disclosure of which is restricted under the terms of this Deed or applicable law) shall at all times be maintained at the principal place of business of the Company and shall be open to inspection and examination at reasonable times by each Shareholder and its duly authorised representative for any purpose reasonably related to such Shareholder's interests as Shareholder of the Company and its rights and obligations under this Deed.

(c)	The following financial information shall be provided to each Shareholder as soon as possible and in any event within 30 days after the close of each financial year quarter:

(i)	balance sheet of the Company and subsidiaries as of the beginning and close of such quarter;

(ii)	statement of the Company profits and losses and changes in financial position and Shareholder equity for such financial quarter; and

(iii)	cashflow statement.

7.5	Accounting Method

For both financial and tax reporting purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all the Company transactions and be appropriate for the Company's business.

7.6	Dividend Policy

The Board shall, unless to do so would be in breach of their fiduciary duties and obligations owed to the Company, declare and distribute a dividend of not less than thirty (30) per centum of the after tax profits of the Company per annum from the expiration of the second financial year after the Commencement Date, provided that any such dividend shall be only distributed when the Company has sufficient available cash reserves. It is intended that the dividend declared in respect of any year will be paid in one instalment with the dividend being paid within 30 days after the day on which the dividend is declared. The due date for the declaration of the dividend shall be no later than six (6) months after the end of the financial year.

8. INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

8.1	Non disclosure

All Confidential Information disclosed by the Company to any Shareholder under or in connection with this Deed shall be and shall be deemed to be disclosed on terms of strict confidence, permanently prohibiting further disclosure or use by the recipient which is not authorised under this Deed. Each Shareholder shall keep Confidential Information confidential.

8.2	Exception

A Shareholder shall not be liable for disclosure of any Confidential Information where the Confidential Information is:

(a)	within, or later falls within, the public domain through no fault of the recipient;

(b)	already known by the recipient, its employees, officers or agents as sustained by documentation prior to the disclosure;

(c)	legally obtainable without restriction from another source;

(d)	approved for release or use by written authorisation from the person transmitting the information.

8.3	Reasonable endeavours to protect

The Parties will each use all reasonable endeavours at all times to protect and preserve the confidential nature and continued secrecy of all Confidential Information of or relating to the Company.

8.4	Permitted disclosure

Nothing in this clause 8 prohibits the disclosure of Confidential Information:

(a)
to the extent necessary to a professional consultant, an accountant, solicitor or any other person or body acting for and in circumstances necessary to protect or advise upon the rights of a Shareholder, the Company in relation to the Business and the arrangements established under this Deed, provided such person or persons undertake in writing (in a form acceptable to the Shareholders) to keep the same confidential at all times;

(b)	where required by a stock exchange on which the Shareholder is listed;

(c)	in a public disclosure document on a public listing;

(d)	where required by law; or

(e)	in a manner or to a person to whom disclosure is expressly permitted or contemplated under this Deed.

8.5	Survival of obligation

The rights and obligations of the parties with respect to confidentiality shall survive termination of this Deed.

9.	MUTUAL COVENANTS AND RELATIONSHIP OF PARTIES

9.1	Terms

Each Shareholder covenants and agrees with the other Shareholders:

(a)	to be just and faithful to the others in all transactions relating to the Company and to give a true account of the same to them when and as often as the same shall be reasonably required;

(b)	to inform the other Shareholders of all matters accounts writings and other things of which they may have become possessed of concerning the Company;

(c)	forthwith upon receipt of any cheques, negotiable instruments, or moneys belonging to the Company to pay them into the Company's bank account;

(d)	punctually pay and discharge its respective obligations under this Deed;

(e)
not to use for its own benefit advantage or enjoyment any records, reports or other information relating to the affairs of the Company or the Intellectual Property or Confidential Information of the Company;

(f)	not to act in any manner which may be prejudicial to the Company; and

(g)	at all times to promptly and fully give to the other Shareholders all information and truthful explanations of all matters relating to the affairs of the Company.

9.2	Other business

Other than as provided in clause 15, the provisions of this Deed shall in no way restrict or prohibit any party from carrying on any other business PROVIDED THAT in doing so that party duly and punctually observes and complies and at all times continues to observe and comply with its obligations under this Deed. The parties agree further that each Principal employed in the Business on a full-time basis is expected to devote his or her whole time and abilities (unless absent on leave as provided for in this agreement or through injury or illness) during normal working hours, and at such other times as may be reasonably necessary to the proper performance of his or her duties, to that employment.

9.3	No fiduciary relationship

The Shareholders agree that none of them shall be deemed to have any fiduciary relationship or obligation to the others of them except as specifically provided for in this Deed or elsewhere in writing.

9.4	No authority to bind; no partnership

Nothing in this Deed shall be construed as to constitute any Shareholder, the general agent or representative of the other or others or to confer on any Shareholder any authority to bind or pledge the credit of the other or others and it is acknowledged and agreed that this Deed does not constitute a partnership and that no Shareholder shall hold itself out as a partner of the other or others.

10.	FUNDING

10.1	Future funding

If the Company's Board determines that further capital is required (for working capital, acquisitions, other investments or otherwise), the Parties agree that the funding will be sought in the following order:

(a)	external debt funding , then

(b)	Shareholder debt funding (pro rata to the shareholding in the Company of the Shareholders); then

(b)	equity funding (pro rata to the shareholding in the Company of the Shareholders).

Provided that funding has been sought in the order described above, where a Shareholder is required to contribute it's pro rata share of the further equity to be raised and does not wish, or is unable, to do so in the time period required by the Company's Board (which must not be less than 1 month), the other Shareholder may choose to contribute an additional amount, being the amount which was to have been contributed by the Shareholder, in addition to it's own pro rata contribution;

Provided further that no equity funding will be sought from non-shareholders, save and except with the unanimous resolution of the Company’s Shareholders.

10.2	Conversion of debt funding to equity

Debt owed by the Company to a Shareholder may only be converted to equity by unanimous resolution of the Shareholders.

10.3	No guarantee

No Shareholder nor Director shall be obliged to provide any guarantee, indemnity or other security to support or secure the obligations of the Company.

10.3	No obligation

No Shareholder shall be obliged to subscribe for additional Shares.

11.	PROHIBITION ON DISPOSAL OF SHARES

11.1	Prohibited dealings

Other than as provided in clause 11.2, clause 11.3 or clause 12, no Shareholder shall, without the prior written consent of the other Shareholders, sell, assign, transfer, declare itself trustee, mortgage, charge, pledge or otherwise dispose of or encumber its Shares or its other entitlements created under this Deed except in accordance with the provisions of this Deed.

11.2	Transfer Notice

At any time after the Commencement Date, a Shareholder may issue a Transfer Notice to the Company (that Shareholder called here and in Schedule 2 as a "Transferring Shareholder"). The Company shall forthwith notify the other Shareholders of its receipt of the Transfer Notice and the provisions of Schedule 2 shall apply.

11.3	Permitted dealings

Notwithstanding clause 11.2 a Shareholder may, subject to the written consent of the other Shareholders, which consent shall not be unreasonably withheld, and subject to compliance with clause 13, transfer all its Shares to:

(i)	a Related Body Corporate of the Shareholder; or

(ii)	a company or trust controlled by a person or one or more persons referred to in (i) above.

12.	OCCURRENCE OF SPECIFIED EVENTS

If any of the following events occur then subject to clause 13, the provisions of Schedule 2 shall apply:

(a)
if a Shareholder without obtaining the consent required by virtue of clause 11.1, pledges as security its Shares by way of mortgage, lien or otherwise (that Shareholder called here and in the Schedule 2 as a "Transferring Shareholder");

(b)
if a Shareholder without the consent of all other Shareholders executes a deed of trust or otherwise disposes or attempts to dispose of its Shares (that Shareholder called here and in the Schedule 2 a "Transferring Shareholder");

(c)
if a mortgagee of assets of a Shareholder takes possession of them or if a receiver, manager, provisional liquidator, administrator or liquidator ("controller") is appointed to a Shareholder (that Shareholder called here and in Schedule 2 a "Transferring Shareholder") and within 21 days of the date of the mortgagee taking possession or the appointment of the controller the appointment has not been dismissed or set aside;

(d)
if a Shareholder defaults in performance or observance of any material covenant condition or agreement in this Deed and that default prejudices or is capable of prejudicing the interests of the others and the default is not remedied in 30 days after receipt by that Shareholder, of a written notice from the others requiring that Shareholder to remedy the default (the Shareholder failing to remedy in accordance with this sub-clause is called here and in Schedule 2 a "Transferring Shareholder");

(e)
if a Shareholder (such Shareholder called here and in Schedule 2 a "Transferring Shareholder") without the prior written approval of the other Shareholders and the Company, is directly or indirectly engaged, interested or concerned in any capacity whatsoever (whether as promoter, shareholder, director, sole trader, partner, joint venturer, employee, agent, consultant, adviser, trustee, lender, supplier, licensor, owner or part owner or any other capacity) in any enterprise which carries on a business or proposes to carry on a business which uses or intends to use technology, goods or services which are capable of competing in markets similar to those intended by the Company in the conduct of the Business;

(f)	where:

(i)
a change in control occurs in a Shareholder whether occurring at one time or through a series or succession of occurrences (that Shareholder called the "Target") or the Target's holding company ("holding company" having the meaning ascribed to it in Section 9 of the Corporations Act) (the "Holding Company"); or

(ii)	a change or alteration occurs in the corporate structure of the Target or the Holding Company which results in a person or corporation other than the shareholders of the Target or the Holding Company (as the case may be) as at the date of execution of this Deed:

(A)	controlling the composition of the Board of the Target or the Holding Company;

(B)	controlling the voting power of the Board of the Target or the Holding Company;

(C)	holding more than one half of the issued share capital of the Target (either beneficially or otherwise) or the Holding Company (either beneficially or otherwise)

and that change occurs without the written consent of the other Shareholders (unless the Target or the Holding Company is a company or companies the shares of which are listed on any stock exchange in Australia or is a subsidiary of any such company), the Target shall be deemed to be a "Transferring Shareholder" for the purposes of this clause and Schedule 2. A transfer of shares in the Target or Holding Company shall not be an event which brings about a change in control for the purpose of this clause 12(g) if it is a transfer to a wholly owned subsidiary or to a holding company which owns all of the issued shares of the transferor;

(g)
if a Shareholder purports or attempts to transfer or deal with its Shares other than in accordance with this Deed and unless within 5 days of notice of such an event coming to the attention of the other Shareholders, they excuse that transfer or dealing by written notice given to the Company and the Shareholder who has purported or attempted to transfer or deal with its Shares other than in accordance with this Deed (that Shareholder called here and in Schedule 2 a "Transferring Shareholder" who shall be deemed to have given a Transfer Notice);

(h)
if a Shareholder being an individual, dies or becomes bankrupt, commits an act of bankruptcy or brings his estate within any law relating to bankruptcy or in the case of a Shareholder that is a corporation if the Principal becomes bankrupt, commits an act of bankruptcy or brings his estate within any law relating to bankruptcy (that Shareholder called here and in Schedule 2 a "Transferring Shareholder");

(i)	if a person specified in Item 2:

(i)	becomes bankrupt or compounds with his creditors or assigns his estate for the benefit of his creditors;

(ii)	becomes of unsound mind or is placed under the control of a committee or officer under a law relating to mental health;

(iii)       dies;

(iv)       is guilty of any dishonesty in relation to the Company;

(v)        is guilty of any breach of the Corporations Act;

(vi)       for any reason ceases to be eligible to hold office as a director of the Company; or

(vii)      being an employee of the Company, retires or resigns from that employment or has that employment terminated on account of:

(A)       serious misconduct or fraud;

(B)       any serious breach of faith, or serious neglect or default or wilful disregard of directions;

(C)       the use or abuse alcohol or drugs to the extent he is no longer able to properly perform his functions under his contract of employment;

(D)       he is convicted of an indictable or criminal offence;

then the Shareholder whose name appears along side the name of that person in Item 3 shall for the purposes of this clause and for the purposes of Schedule 2 be called "Transferring Shareholder";

(j)         if a Shareholder becomes of unsound mind or is placed under the control of a committee or officer under a law relating to mental health (that Shareholder called here and in the Schedule 2 a "Transferring Shareholder").

13.       TRANSFER TO THIRD PARTY

Where a Shareholder transfers part of its Shares to a third party with the consent of the other Shareholders or otherwise in compliance with this Deed, the incoming Shareholder and the then current Shareholders must before the incoming Shareholder's name is registered in the register of Shareholders execute a Deed of Accession by which the incoming Shareholder agrees to observe and be bound by this Deed as if it had executed this Deed as a party.  The form of Deed of Accession is contained in Schedule 3.

14.       DRAG ALONG OPTION

14.1      Drag Along Option

If at any time a Shareholder or Shareholders holding not less than 50% of the issued shares of the Company ("Majority Shareholders"), wish to transfer all the Shares held by them ("Sale Shares") and all other issued shares of the Company to any person ("Third Party") or wish to sell all or substantially all of the Assets to the Third Party, the Majority Shareholders shall have, subject to the terms of this clause 14 and its compliance with the provisions of this clause 14, the option ("Drag Along Option") of requiring all the other Shareholders ("Minority Shareholders") to:

(a)        transfer to the Third Party or as the Third Party directs, all of the Shares held by the Minority Shareholders in accordance with this clause in which case it shall be entitled to transfer the Sale Shares to the Third Party without compliance with clause 11.2; or

(b)        join in the sale of the Assets.

14.2      Substantial Sale Notice

If the Majority Shareholders propose to sell the Sale Shares, or the Assets, as the case may be under this clause, the Majority Shareholders must give a notice of its intention to the Company and the Minority Shareholders with reasonable particulars of the main commercial terms of the proposed sale including the proposed form of consideration ("Substantial Sale Notice").

14.3      Right of first refusal

Prior to the sale the subject of the Substantial Sale Notice proceeding, the Minority Shareholders will have a first right of refusal to acquire all of the Sale Shares or the Assets as the case may be at the price and on the terms agreed to by the third party.  This right of refusal may be exercised by the Minority Shareholders at any time up to 7 days after the date of the Substantial Sale Notice.  It will be a condition of any such sale to the Minority Shareholders that the Minority Shareholders will, with effect from the date of the sale,  obtain the release of any and all guarantees given by the Majority Shareholders in support of the Company or the Business.

14.4      Exercise of Drag Along Option

If the Minority Shareholders have not exercised their right of first refusal in accordance with clause 14.3, the Majority Shareholders may exercise the Drag Along Option:

(a)        within 60 days after the date of the Substantial Sale Notice;

(b)        by giving notice ("Drag Along Notice") to that effect to the Minority Shareholders stating that the Minority Shareholders are required to transfer their Shares or join in the sale of the Assets accompanied by a copy of the latest version of any sale agreement to which the Minority Shareholders will be a party conforming with clause 14.5.

14.5      Agreement to be signed

Any agreement required to be signed by the Minority Shareholders must:

(a)        not impose obligations upon the Minority Shareholders more onerous than the Majority Shareholders;

(b)        not require joint and several obligations of the Minority Shareholders and Majority Shareholders, but instead their obligations shall be in proportion to their shareholding in the Company at the time; and

(c)        not include a restraint of trade or similar upon the activities of the Minority  Shareholders more onerous than under clause 15 of this Deed.

14.6      Execution of Agreement

At any time after the expiration of 14 days after giving the Drag Along Notice, the Majority Shareholders may sign an agreement to sell all the issued shares of the Company, or the Assets, as the case may be, to the Third Party providing the agreement complies with clause 14.3 and no material change has occurred to the latest version of the agreement provided under clause 14.4(b) of which the Minority Shareholders have not received 7 days prior notice.

14.7      Sale of Shares

If the Drag Along Notice refers to the sale of all the issued shares of the Company:

(a)        the Minority Shareholders are only obliged to sell their shares at the same price per share payable by the Third Party to the Majority Shareholders in respect of the Sale Shares and providing:

(i)         the Minority Shareholders receive the equivalent consideration which the Majority Shareholders are to receive (but taking into account their respective Shareholding) or cash only if the Minority Shareholders have elected to receive cash by notice in writing within 7 days after the date of the Drag Along Notice; and

(ii)        the Majority Shareholders do not receive any material additional benefit not offered to the Minority Shareholders other than under commercial arrangements on arms length terms.

(b)        the Majority Shareholders are empowered to sign the sale agreement on their own behalf and on behalf of the Minority Shareholders and the Minority Shareholders are bound by the agreement in respect of their shares providing the agreement is consistent with the terms of this clause 14;

(c)        each Shareholder must immediately make available the certificates for its shares for delivery to the Third Party on completion and sign all documents required to complete the sale;

(d)        each Shareholder and the Company appoints the Board and each member of the Board severally its attorney to sign any documents and issue any replacement share certificates required to complete the sale if a Shareholder fails to comply with clause 14.6(c);

(e)        the sale consideration to be received by the Minority Shareholders for their issued shares must be paid or satisfied simultaneously with the transfer of the Minority Shareholders shares (subject to any adjustments or deferred consideration equally applicable to the Majority Shareholders);

(f)        the Minority Shareholders shall in proportion to the percentage of the shares they hold in the Company at the time shall pay the Majority Shareholders that proportion of the reasonable costs and expenses of the sale and such costs and expenses shall be deducted from the sale consideration payable to the Minority Shareholders.

14.8      Sale of Assets

If the Drag Along Notice refers to the sale of the Assets:

(a)        the Minority Shareholders are bound by the decision on behalf of the Company to enter into the agreement, and the Majority Shareholders are empowered to sign the agreement on behalf of the Company; and

(b)        the Shareholders must, at the request of any Shareholder after the completion of the sale, pass a special resolution on short notice to wind up the Company to enable the distribution of the net proceeds of sale to the Shareholders.

14.9      Irrevocable

A Drag Along Notice, once given, is irrevocable but both the notice and all obligations under the Notice will lapse if for any reason the Majority Shareholders do not transfer the Sale Shares, or sell the Assets, as the case may be, to the Third Party or as the Third Party directs.

15.       RESTRAINT OF TRADE

15.1      Restraint whilst a Shareholder

Subject to clause 15.2 each Shareholder agrees for the benefit of the other Shareholders that while the Shareholder (or a person or body corporate related to that Shareholder) is a Shareholder, (except with the prior written consent of the other Shareholders) it shall not either directly or indirectly:

(a)        carry on, engage in or be concerned in a business the same as or similar to the Business conducted within Australia and New Zealand, whether on its own account or as a consultant or other contractor to or a partner, agent, employee, shareholder or director of any other person;

(b)        provide financial or other assistance, to any person carrying on, engaged in or concerned with such business within Australia and New Zealand.

15.2      Exception

Nothing in clause 15.1 or 15.3 will prevent a Shareholder from:

(a)        holding up to 20% of the voting shares in any public company listed on the Australian Stock Exchange Limited; or

(b)        continuing to conduct its existing business activities as conducted as at the Commencement Date.

15.3      Restraint when ceasing to be a Shareholder

Upon a Shareholder transferring all its Shares, except where all the Shareholders agree otherwise, the following restrictions shall apply for a period of two years from the date of the transfer of the Shares:

(a)        that Shareholder shall not seek to solicit the services of, or offer employment to, any person employed by the Company;

(b)        that Shareholder shall not solicit or attempt to solicit business or custom from any person who is then, or was at any time during the previous two years, a client or customer of the Company or with whom the Company has had dealings during the previous two years or induce or try to induce any such person to withdraw custom from the Company.

16.       TERMINATION

            The carrying on of the Business by the Company and the relationship between the Shareholders as detailed in this Deed shall terminate only upon the mutual consent of the Shareholders IN WHICH CASE unless determined otherwise by a shareholder holding not less than fifty (50) per centum of the issued shares in the Company, the Company shall be wound-up.

17.       SETTLEMENT OF DISPUTES AND DIFFERENCES

17.1      Resolution

            Any dispute or difference arising between any of the Shareholders or between the Company and any Shareholders either during or after the termination, abandonment, or breach of this Deed as to its construction or any matter or thing of whatsoever nature arising under this Deed or in connection with it shall be attempted to be resolved by mediation.

17.2      Mediation

            If anyone wishes to take any dispute or difference to mediation, it shall give to the others written notice of the dispute or difference, and at the expiration of (seven) 7 days from receipt of that notice, the parties shall meet to appoint a mediator and set the guidelines of the mediation.  If the parties cannot agree on the mediator, the mediator shall be appointed by the President for the time being of the Victorian Chapter of the Institute of Arbitrators and Mediators Australia ("IAMA") and the mediation shall be conducted in accordance with and subject to IAMA Rules.  The costs of the mediator shall be borne by parties to the mediation in equal shares and proportions.

17.3      Continuing obligations

            The obligations of the parties under this Deed shall not cease or be suspended by reason of commencement of any mediation, arbitration or litigation and each party agrees to continue to perform the terms of this Deed notwithstanding the existence of a dispute or difference.

18.       ASSURANCES

18.1     Give effect to Deed

            Each party shall exercise all powers as are available, do all acts and things and sign, execute and deliver all documents and instruments necessary or reasonably required to give effect to this Deed.

18.2     Warranty

Each party warrants for the benefit of the others that it is empowered to enter this Deed and all instruments required or contemplated by this Deed and to give effect to each and every of its obligations undertaken or to be undertaken under this Deed or in or pursuant to those instruments.

19.       GENERAL

19.1     Binding effect

            The obligations, liabilities, rights and benefits of each party are binding on and enure to each and their respective legal personal representatives, successors in title, transferees and permitted assigns however those obligations, liabilities, rights and benefits cannot be sold, assigned, transferred or otherwise dealt with or disposed of by anyone other than in accordance with the terms and conditions of this Deed.

19.2     Costs

            Each Party shall pay its own fees and expenses incidental to the negotiation, preparation and execution of this Deed, including the fees and disbursements of its lawyers and accountants.

19.3      Headings

            The headings are not part of the agreement of the parties and are irrelevant to construction of this Deed.

19.4      Amendments

This Deed may not be amended, modified or supplemented except by a written instrument executed by Persons duly authorised on behalf of the Parties.

19.5      Waiver

No waiver by any Party of any default in the strict and literal performance of or compliance with any provision, condition or requirement herein shall be deemed to be a waiver of strict and literal performance of and compliance with any other provision, condition or requirement herein nor to be a waiver of or in any manner release any Party from strict compliance with any provision, condition or requirement in the future nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

19.6      Notices

Any notice or demand required to be given under this Deed shall be sufficiently served if in writing and sent by prepaid postage, hand or facsimile, posted, delivered or sent as the case may be to the address appearing in Item 1.

A notice or communication is deemed served if sent by:

(a)        prepaid postage - on the third day following the date of posting;

(b)        facsimile transmission and sent during normal office hours on a Business Day.

All other means of service allowed by law are permitted.

19.7      Counterparts

This Deed may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.8     Severance

            If any provision of this Deed or any part is held or declared to be a violation of public policy, illegal, unenforceable, void, voidable, or invalid at law or in equity, or to be in breach of an Act of Parliament, a rule, regulation, ordinance or by-law, that provision or part shall be severable and of no force or effect and be deemed omitted from this Deed without affecting the validity of the remaining provisions and parts which other provisions and parts shall remain in full force and effect.

19.9      No assignment independent of sale of Shares

If a Shareholder transfers all of its Shares it must also assign or transfer its interest in, or its rights or obligations under, this Deed to the transferee of the Shares.  A Shareholder has no right to assign or transfer its interest in, or its rights or obligations under, this Deed independently of the sale of its Shares.

19.10    Deed prevails

            If there is any inconsistency between this Deed and the Constitution, the terms of this Deed prevail and each party shall use all its powers and rights to amend the inconsistent document or documents to accord with the terms of this Deed and shall procure that the Board of the Company vote in favour of all resolutions required to facilitate the amendment.

19.11    Governing law

            This Deed shall be governed by and construed in accordance with the laws for the time being in force in Victoria and the parties irrevocably submit to the jurisdiction of the Courts of Victoria and Courts having appellate jurisdiction from the Courts of Victoria.

20.       ADDITIONAL PROVISIONS

            The Special Conditions shall be read and construed as if part of this Deed.   If there is any inconsistency between the Special Conditions and any other term of this Deed, the Special Conditions shall prevail to the extent of the inconsistency.

EXECUTED AS A DEED

SIGNED by NATHAN JOHN STEWART                 )

In the presence of:

EXECUTED by FUTURE NOW INC in accordance with section 127(1) of the Corporations Act:	) ) )

Director/Chief Executive Officer

Name (please print)		Name (please print)

EXECUTED for and on behalf of ALKEMI INTERNATIONAL PTY LTD by persons authorised to do so:	) ) )

____________________________________		____________________________________S
Signature of authorised person		Signature of authorised person

Name & position of signatory (please print)		Name & position of signatory (please print)

SCHEDULE 1 - DETAILS

Item 1:       Addresses:
(clause 19.6)

NATHAN JOHN STEWART
Address:           Level 1, 1 Queens Road, Melbourne Victoria 3004, Australia
Facsimile:          (61 3) 8640 0541
Attention:          Nathan Stewart

FUTURE NOW INC
Address:           2401 East 23rd Street, Brooklyn, New York USA
Facsimile:
Attention:          Jeffrey Eisenberg

ALKEMI INTERNATIONAL PTY LTD
Address:           Level 1, 1 Queens Road, Melbourne Victoria 3004, Australia
Facsimile:          (61 3) 8640 0541
Attention:          Nathan Stewart

Item 2:            Principal
(clause 1.1)

Name of Person(s)	Shareholder

Nathan John Stewart	Nathan John Stewart

Jeffrey Eisenberg	FutureNow

Item 3:           Special Conditions
(clause 1.1)

SC.1     The use of the ‘Alkemi International’ name

If Nathan Stewart ceases to hold in aggregate at least 50% of all shares issued in the capital of the Company, the Company shall upon the earlier of:

(a)        the date six months after such cessation; or

(b)        the date on which a third party acquires Shares whether by allotment or by transfer;

change its name to a name which does not include "Alkemi".

SCHEDULE 2 - SHARE TRANSFER

1.1        Procedure

            Upon:

(A)       a Transferring Shareholder issuing a Transfer Notice to the Company in accordance with clause 11.2, the Company shall notify the other Shareholders (the other Shareholders being referred to in this clause as the"Acquiring Shareholders") of that fact and the number of the Shares held by the Transferring Shareholder; or

(B)       the Company becoming aware of the occurrence of an Event, the Company shall notify the Transferring Shareholder and the other Shareholders (the other Shareholders being referred to in this clause as the"Acquiring Shareholders") of that fact and the number of the Shares held by the Transferring Shareholder which notice shall constitute a Transfer Notice deemed given by the Transferring Shareholder on the day the Company gives the notice; or

            and thereupon the Acquiring Shareholders shall have the option to acquire the Shares of the Transferring Shareholder ("Sale Shares") on the following terms and conditions:

(a)        Company as agent  the Company shall be deemed appointed agent of the Transferring Shareholder for the purposes of the transfer of the Sale Shares and the Transferring Shareholder shall be deemed to have irrevocably appointed the Acquiring Shareholders jointly and severally to be its attorney to prepare, complete and execute all forms of transfer and removal and other documents required to properly effect its obligations pursuant these provisions.

(b)        Option Period  each of the Acquiring Shareholders shall have an option to acquire the Sale Shares exercisable by delivery of an Option Notice to the Company (as agent for the Transferring Shareholder ) within 30 days of the Transfer Notice ("Option Period").

(c)        Pro rata entitlement  unless otherwise agreed by the Acquiring Shareholders, where there is more than one who has delivered an Option Notice each shall only be permitted to exercise its option in respect of the Sale Shares in the ratio that its Shareholding, at the time of the delivery of the Transfer Notice, bears to the aggregate Shareholdings of all Acquiring Shareholders who have delivered an Option Notice.

(d)        Obligation to acquire all   where there is only one Acquiring Shareholder who has delivered an Option Notice that Acquiring Shareholder shall be obliged to exercise its option in respect to all Sale Shares.

(e)        Notification of purchasers within seven days of the conclusion of the Option Period, the Company shall notify in writing the Transferring Shareholder of those of the Acquiring Shareholders who have given the Company an Option Notice.

(f)        Determination of purchase price  upon delivery of the notice referred to in clause 1.1(e) of this Schedule, the Transferring Shareholder and those of the Acquiring Shareholders who have delivered an Option Notice shall agree the purchase price to be paid for the Sale Shares and failing agreement within seven days, at a price which the Valuer certifies in writing to be in the Valuer’s opinion the fair value of the Sale Shares based on the fair value of the Company as a going concern.

The Valuer must value the Company as an undivided whole and then calculate the value of the Sale Shares as that proportion of the value the Company which is the number of Sale Shares bears to the total number of issued Shares, and must not have regard to whether the Sale Shares to be valued constitute a controlling interest or a minority interest.

The Valuer must determine a single value and not a range of values and must carry out the valuation with proper care and professional responsibility.

The Valuer, in certifying the value of Sale Shares acts as an expert and not as an arbitrator and no arbitration legislation applies.

The Company must arrange for the Valuer's certificate of the value of the Sale Shares to be obtained within 30 days after the Transfer Notice is deemed given and to be notified promptly to the Transferring Shareholder and the Acquiring Shareholders.

The Valuer shall act as an expert and not as an arbitrator and the determination of the purchase price made pursuant to this clause shall be final and binding on the Transferring Shareholder and the Acquiring Shareholders who have given an Option Notice.  The fees of the Valuer shall be paid by the Transferring Shareholder and in default of payment shall be a debt due to the Company.

(g)        Right to withdraw  each Acquiring Shareholder who has given an Option Notice may within seven days of receipt of the valuation from the Company withdraw its Option Notice by written notice given to the Company ("withdrawing purchaser"), in which case:

(i)         the withdrawing purchaser shall have no obligation to proceed with its purchase;

(ii)        the Company shall notify the Transferring Shareholder and the remaining purchasers of the withdrawal;

(iii)       each remaining purchaser may within seven days of receipt of notification from the Company of the withdrawal, withdraw its Option Notice by written notice given to the Company in which case that purchaser shall have no obligation to proceed with its purchase and upon the conclusion of the seven day period, each purchaser who has not withdrawn its Option Notice in the prescribed manner shall be deem to have accepted to purchase (in proportion to their respective holdings of the Shares) additional Shares equivalent to those that were to be purchased by the purchasers who withdrew their Option Notices at the valuation established in accordance with clause 1.1(f) of this Schedule.

(h)        Notification of purchasers  within seven days of conclusion of time period specified in clause 1.1(g) of this Schedule, the Company shall notify the Transferring Shareholder of the purchasers of the Sale Shares in which case ("Purchaser Notice"), subject to clause 2 of this Schedule 2:

(i)         within a further period of 21 days those of the Acquiring Shareholders bound to purchase the Sale Shares shall pay the purchase price to the Transferring Shareholder; and

(ii)        the Transferring Shareholder shall be bound upon payment of the purchase price determined in accordance with this Schedule to transfer the appropriate Sale Shares to the relevant purchaser.

(i)         Failure to transfer  if the Transferring Shareholder fails to transfer any of the Sale Shares, the Company shall receive the purchase money, enter the name of the purchaser in the register of members, cancel and issue certificates and hold the purchase money for the Transferring Shareholder.  The receipt by the Company for the purchase money shall  be a good discharge to the purchaser and after entry in the register of members the validity of the registration of the transfer shall not be questioned by any person.

1.2        Resignation

Upon payment of the total purchase price for the whole of the Sale Shares, the Transferring Shareholder shall deliver to the Company resignations of the Directors representing it on the Board, and any employees holding office with the Company who are representatives of the Transferring Shareholder.

1.3        Common law rights remain

Where a Shareholder does not exercise its option to require the transfer of the Transferring Shareholder's Shares pursuant to the preceding sub-clauses, then nothing herein shall restrict the rights of that Shareholder to exercise its common law or statutory rights against the Transferring Shareholder in respect of any Event.

1.4       Further Assurances

Each Shareholder shall do all acts, matters and things and execute documents in order to give effect to the right of a Acquiring Shareholder to acquire the Sale Shares.

1.5       Option of Transferring Shareholder

Where a Transfer Notice has been delivered to the Company pursuant to clause 1.1(A) of this Schedule and no Acquiring Shareholder delivers an Option Notice (in the time stipulated in clause 1.1(b) of this Schedule) or should the Sale Shares not be acquired by the other Shareholders, the Acquiring Shareholders shall be deemed to have collectively elected to terminate this Deed and resolved to windup the Company ("Deemed Event") in which case the Transferring Shareholder shall have the option to acquire the Acquiring Shareholders' Shares and the provisions of clauses 1.1 and 1.2 of this Schedule shall apply mutatis mutandis to such option except that:

(a)        the Transferring Shareholder shall be required to deliver the Option Notice within 14 days of date of the Deemed Event; and

(b)        if the purchase price of the Sale Shares was originally determined by a Valuer pursuant to clause 1.1(f) of this Schedule, the value of the Acquiring Shareholders' Shares shall be determined by that same Valuer, if available to do so.

            Should the Transferring Shareholder not exercise its option to acquire the Acquiring Shareholder's Shares, the Transferring Shareholder shall be entitled to transfer its Shares to any person approved by the Acquiring Shareholders.  If no transferee is approved by the Acquiring Shareholders within 60 days of delivery of the Transfer Notice the Shareholders shall be deemed to have unanimously resolved to terminate this Deed and windup the Company.

SCHEDULE 3

DEED OF ACCESSION

Date:

PARTIES:

# [INSERT NAMES AND ADDRESSES OF THE SHAREHOLDERS AS AT DATE OF DEED OF ACCSESSION] (the "Current Shareholders")

# INSERT NAME AND ADDRESS OF COMPANY]

[                                ] having its registered office at #

(the "Incoming Shareholder")]

BACKGROUND

A.        The Current Shareholders are parties to a Shareholders Deed dated # (the "Deed").

B.         Under the Deed the Incoming Shareholder is required to execute this deed prior to its name being entered in the register of Shareholders.

BY THIS DEED the parties agree as follows:

1.         With effect from # (the "Effective Date") the Incoming Shareholder:

(a)        becomes a party to the Deed as if it had been named as a party to the Deed and had executed it; and

(b)        must observe and perform all of the obligations of a Shareholder contained in the Deed to be performed and observed by a Shareholder and will be bound by the terms of the Deed.

2.         The Current Shareholders agree with the Incoming Shareholder that each of them will observe and perform their respective obligations under the Deed and will be bound by the terms of the Deed.

EXECUTED AS A DEED by:

SHAREHOLDERS DEED

BETWEEN

NATHAN JOHN STEWART

FUTURE NOW INC

AND

ALKEMI INTERNATIONAL PTY LTD

LARDNERS SOLICITORS
55 Mount Eliza Way
MOUNT ELIZA VIC 3930
AUSTRALIA

DX 93002 MOUNT ELIZA
Tel: 61 3 9787 4511
Fax: 61 3 9787 9799
E-mail: info@lardnerwhite.com.au